Exhibit 99.1

FOR IMMEDIATE RELEASE

BROWN-FORMAN INCREASES CASH DIVIDEND 9.3%

LOUISVILLE, KY, November 15, 2012 – Brown-Forman Corporation (NYSE: BFA) (NYSE: BFB) announced today that its Board of Directors increased its quarterly cash dividend on its Class A and Class B Common Stock by 9.3% to 25½ cents per share from the prior quarter’s 23⅓ cents per share.  As a result, the indicated annual cash dividend will rise from 93⅓ cents per share to $1.02 per share.

Stockholders of record on December 5, 2012 will receive their quarterly cash dividend on December 26, 2012.

This marks Brown-Forman’s 67th consecutive year of quarterly dividends and the 29th consecutive year it has increased the annualized dividend.  Brown-Forman is part of the prestigious Standard & Poor’s 500 Dividend Aristocrats Index which is comprised of an elite list of only 51 companies that have consistently increased their cash dividend every year for over 25 years.

Paul Varga, Chief Executive Officer said, “This dividend increase reflects our focus on  providing superior returns to our shareholders over time and is indicative of the excellent health of our company and our continuing prospects for growth.”

For more than 140 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including Jack Daniel’s Tennessee Whiskey, Southern Comfort, Finlandia, Jack Daniel’s & Cola, Canadian Mist, Korbel, Gentleman Jack, el Jimador, Herradura, Sonoma-Cutrer, Chambord, New Mix, Tuaca, and Woodford Reserve.  Brown-Forman’s brands are supported by nearly 4,000 employees and sold in approximately 160 countries worldwide.  For more information about the Company, please visit http://www.brown-forman.com/.

Important Information on Forward-Looking Statements:
This report contains statements, estimates, and projections that are "forward-looking statements" as defined under U.S. federal securities laws. Words such as “aim,” “anticipate,” “aspire,” “believe,” “envision,” “estimate,” “expect,” “expectation,” “intend,” “may,” “plan,” “potential,” “project,” “pursue,” “see,” “will,” “will continue,” and similar words identify forward-looking statements, which speak only as of the date we make them. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.  By their nature, forward-looking statements involve risks, uncertainties and other factors (many beyond our control) that could cause our actual results to differ materially from our historical experience or from our current expectations or projections. These risks and other factors include, but are not limited to:
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declining or depressed global or regional economic conditions, particularly in the Euro zone; political, financial, or credit or capital market instability; supplier, customer or consumer credit or other financial problems; bank failures or governmental debt defaults

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failure to develop or implement effective business, portfolio and brand strategies, including the increased U.S. penetration and international expansion of Jack Daniel’s Tennessee Honey, innovation, marketing and promotional activity, and route-to-consumer

•	unfavorable trade or consumer reaction to our new products, product line extensions, price changes, marketing, or changes in formulation, flavor or packaging
•	inventory fluctuations in our products by distributors, wholesalers, or retailers
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competitors’ consolidation or other competitive activities such as pricing actions (including price reductions, promotions, discounting, couponing or free goods), marketing, category expansion, product introductions, entry or expansion in our geographic markets

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declines in consumer confidence or spending, whether related to the economy (such as austerity measures, tax increases, high fuel costs, or higher unemployment), wars, natural or other disasters, weather, pandemics, security concerns, terrorist attacks or other factors

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changes in tax rates (including excise, sales, VAT, tariffs, duties, corporate, individual income, dividends, capital gains) or in related reserves, changes in tax rules (e.g., LIFO, foreign income deferral, U.S. manufacturing and other deductions) or accounting standards, and the unpredictability and suddenness with which they can occur

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governmental or other restrictions on our ability to produce, import, sell, price, or market our products, including advertising and promotion in either traditional or new media; regulatory compliance costs

•	business disruption, decline or costs related to organizational changes, reductions in workforce or other cost-cutting measures
•	lower returns or discount rates related to pension assets, interest rate fluctuations, inflation or deflation
•	fluctuations in the U.S. dollar against foreign currencies, especially the euro, British pound, Australian dollar, Polish zloty or Mexican peso
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changes in consumer behavior or preferences and our ability to anticipate and respond to them, including societal attitudes or cultural trends that result in reduced consumption of our products; reduction of bar, restaurant, hotel or other on-premise business or travel

•	consumer shifts away from spirits or premium-priced spirits products; shifts to discount store purchases or other price-sensitive consumer behavior
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distribution and other route-to-consumer decisions or changes that affect the timing of our sales, temporarily disrupt the marketing or sale of our products, or result in implementation-related or higher fixed costs

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effects of acquisitions, dispositions, joint ventures, business partnerships or investments, or their termination, including acquisition, integration or termination costs, disruption or other difficulties, or impairment in the recorded value of assets (e.g. receivables, inventory, fixed assets, goodwill, trademarks and other intangibles)

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lower profits, due to factors such as fewer or less profitable used barrel sales, lower production volumes, decreased demand or inability to meet consumer demand for products we sell, sales mix shift toward lower priced or lower margin SKUs, or cost increases in energy or raw materials, such as grain, agave, wood, glass, plastic, or closures

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natural disasters, climate change, agricultural uncertainties, environmental or other catastrophes, or other factors that affect the availability, price, or quality of agave, grain, glass, energy, closures, plastic, water, or wood, or that cause supply chain disruption or disruption at our production facilities or aging warehouses

•	negative publicity related to our company, brands, marketing, personnel, operations, business performance or prospects
•	product counterfeiting, tampering, contamination, or recalls and resulting negative effects on our sales, brand equity, or corporate reputation
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significant costs or other adverse developments stemming from class action, intellectual property, governmental, or other major litigation; or governmental investigations of beverage alcohol industry business, trade, or marketing practices by us, our importers, distributors, or retailers

For further information regarding these risks, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the SEC.